EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Ceramics Process Systems Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ceramics Process Systems Corporation of our report dated March 4, 2005, relating to our audit of the consolidated financial statements of Ceramics Process Systems Corporation and subsidiary as of December 25, 2004 and for the year then ended, appearing in the Annual Report on Form 10-K of Ceramics Process Systems Corporation for the year ended December 25, 2004.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
November 8, 2005